Exhibit 99.1
FAIRFAX News Release
TSX Stock Symbol: FFH and FFH.U
TORONTO, July 7, 2010
ODYSSEY RE COMMENCES CONSENT SOLICITATION RELATING TO ITS
SENIOR NOTES DUE 2013 AND ITS SENIOR NOTES DUE 2015
Fairfax Financial Holdings Limited (TSX: FFH and FFH.U) announced today that its wholly-owned subsidiary Odyssey Re Holdings Corp. has commenced a consent solicitation relating to its 7.65% Senior Notes due 2013 (the “2013 Notes”) and its 6.875% Senior Notes due 2015 (the “2015 Notes” and, together with the 2013 Notes, the “Senior Notes”).
As of July 6, 2010, there was $225 million in aggregate principal amount of 2013 Notes and $125 million in aggregate principal amount of 2015 Notes issued and outstanding.
Odyssey Re is seeking to obtain the consent of the holders of the Senior Notes, to permit an amendment to the reporting covenants of the indenture ( the “Indenture”) governing the Senior Notes. The proposed amendment would allow Odyssey Re to provide statutory quarterly financial statements and audited statutory year-end financial statements as filed with applicable state insurance regulators, and quarterly and year-end financial information extracted from the segment information in respect of Odyssey Re that Fairfax makes publicly available in Fairfax’s quarterly and annual financial statements (which financial information shall be similar in scope and format to the segment information in respect of Odyssey Re that Fairfax included in its financial statements for the year ended December 31, 2009 and for the quarter ended March 31, 2010). The foregoing information would be provided to the trustee under the Indenture and posted on Odyssey Re’s website (which website may be non-public, in which case Odyssey Re will provide access to such website to any holder of Senior Notes, any beneficial owner of Senior Notes or any prospective investor, securities analyst or market maker in the Senior Notes), in lieu of the reports Odyssey Re currently files with the Securities and Exchange Commission. If the requisite consents are not obtained or the other conditions to the consent solicitation are not satisfied or waived, Odyssey Re will continue to provide the information that is required to be delivered under the existing Indenture.
Adoption of the proposed amendment requires consents from holders of at least a majority in aggregate principal amount outstanding of the 2013 Notes and the 2015 Notes, voting together as a single class, and will expire at 5:00 p.m., New York City time, on July 20, 2010, unless earlier terminated or extended (the “Expiration Time”).
Subject to the terms and conditions of the consent solicitation, Odyssey Re will make a cash payment of $10.00 per $1,000 principal amount of Senior Notes for which the holder of record as of 5:00 p.m., New York City time, on July 6, 2010 has validly delivered (and not validly revoked) a consent prior to the Expiration Time. Odyssey Re will not be obligated to make any payments if the requisite consents are not obtained prior to the Expiration Time or the other conditions to the consent solicitation are not satisfied or waived.
FAIRFAX FINANCIAL HOLDINGS LIMITED
95 Wellington Street West, Suite 800, Toronto Ontario M5J 2N7 Telephone 416/367 4941 Telecopier 367 4946

For a complete statement of the terms and conditions of the consent solicitation, holders of the Senior Notes should refer to the consent solicitation statement, dated as of July 7, 2010, which is being sent to all holders of the Senior Notes.
The Solicitation Agent in connection with the consent solicitation is BofA Merrill Lynch. Questions regarding the consent solicitation may be directed to BofA Merrill Lynch, Attention: Debt Advisory Services at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Global Bondholder Services Corporation is serving as Information Agent and Tabulation Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the consent solicitation statement should be directed to the Information Agent and Tabulation Agent at (866) 488-1500 (toll free) or 212-430-3774 (banks and brokers).
This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the consent solicitation statement and is subject to the terms and conditions stated therein. Odyssey Re reserves the right to modify the consent solicitation statement or to terminate the consent solicitation.
Fairfax Financial Holdings is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management.

For further information contact:	John Varnell, Chief Financial Officer, at (416) 367-4941

Media Contact

Paul Rivett, Chief Legal Officer, at (416) 367-4941
FAIRFAX FINANCIAL HOLDINGS LIMITED
95 Wellington Street West, Suite 800, Toronto Ontario M5J 2N7 Telephone 416/367 4941 Telecopier 367 4946